UNDERWRITING AGREEMENT




                                                             July 22, 2003

To the Representatives Named
on the Signature Page Hereof:

Dear Sirs:

Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison, Inc. (the "Company") hereby agrees to sell to the Underwriters named in Schedule I hereto (the "Underwriters") and the Underwriters hereby agree to purchase, severally and not jointly, the principal amount set forth opposite their names in Schedule I hereto of the securities specified in Schedule II hereto (the "Designated Securities").

The representatives named on the signature page hereof (the "Representatives") represent that the Underwriters have authorized the Representatives to enter into this Underwriting Agreement and to act hereunder on their behalf.

Except as otherwise provided in Schedule II hereto each of the provisions of the Company's Underwriting Agreement Basic Provisions, dated October 25, 2001, as filed as Exhibit 1.2 to Registration Statement No. 333-72264 (the "Basic Provisions"), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

Payment for the Designated Securities will be made against delivery thereof to the Representatives for the accounts of the respective Underwriters at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto.




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                                      - 2 -


If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

                                                 Very truly yours,

                                                 CONSOLIDATED EDISON, INC.


                                                 By: /s/ Robert P. Stelben
                                                         Robert P. Stelben
                                                   Vice President and Treasurer


Confirmed and Accepted as of the date hereof on behalf of itself and each other Underwriter, if any:


CITIGROUP GLOBAL MARKETS INC.


By: /s/ Howard Hiller
Name:   Howard Hiller
Title:  Managing Director


MERRILL LYNCH, PIERCE, FENNER & SMITH
                 INCORPORATED


By:  /s/ Karl Newlin
Name:    Karl Newlin
Title    Vice President


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                                   SCHEDULE I

                                                           Principal Amount of
                                                           Designated Securities
Underwriter                                                to be Purchased



        Citigroup Global Markets Inc.                        $54,000,000
        Merrill Lynch, Pierce, Fenner & Smith
                           Incorporated                       54,000,000
        Banc One Capital Markets, Inc.                        11,000,000
        BNY Capital Markets, Inc.                             11,000,000
        Goldman, Sachs & Co.                                  11,000,000
        HSBC Securities (USA) Inc.                            11,000,000
        J.P. Morgan Securities Inc.                           11,000,000
        Lehman Brothers Inc.                                  11,000,000
        Mellon Financial Markets, LLC                         11,000,000
        Morgan Stanley & Co. Incorporated                     11,000,000
        Loop Capital Markets, LLC                              2,000,000
        The Williams Capital Group, L.P.                       2,000,000
                                                          -----------------

             Total                                          $200,000,000


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                                   SCHEDULE II


Title of Designated Securities:

        3.625% Debentures, Series 2003 A


Aggregate principal amount:

        $200,000,000


Price to Public:

        Initially 99.872% of the principal amount of the Designated Securities, plus accrued interest, if any, from July 25, 2003 to the date of delivery, thereafter at market prices prevailing at the time of sale or at negotiated prices.


Purchase Price by Underwriters:

        99.272% of the principal amount of the Designated Securities, plus accrued interest, if any, from July 25, 2003 to the date of delivery.


Specified funds for, and manner of, payment of purchase price:

        Funds will be delivered by wire transfer pursuant to the Company's written instructions to the Representatives.

Indenture:

        Indenture, dated as of April 1, 2002, between the Company and JPMorgan Chase Bank, as Trustee.


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                                      - 2 -

Maturity:

        August 1, 2008


Interest Rate:

        As set forth in the prospectus supplement, dated July 22, 2003, for the Designated Securities (the "Prospectus Supplement") to the prospectus, dated January 17, 2003 (the "Prospectus"), filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, in connection with the Company's Registration Statement on Form S-3 (No. 333-102005, declared effective by the SEC on January 17, 2003).


Interest Payment Dates:

        As set forth in the Prospectus Supplement.


Redemption Provisions:

        As set forth in the Prospectus Supplement.


Sinking Fund Provisions:

        None.


Time of Delivery:

        10:00 a.m., on July 25, 2003.


Closing Location:

        Room 1810-S at the Company, 4 Irving Place, New York, NY 10003.


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                                      - 3 -


Information furnished by or on behalf of the Underwriters for use in the Prospectus for the Designated Securities:


1. The sentence regarding delivery of the Designated Securities on the front cover of the Prospectus Supplement

2. The second and third paragraphs, the third and fourth sentences of the fourth paragraph, and the fifth, sixth and seventh paragraphs of the section entitled "Underwriting" beginning on page S-9 of the Prospectus Supplement.

Addresses of Representatives:

        Citigroup Global Markets Inc.
        388 Greenwich Street
        New York, New York 10013
        Attention: Henry A. Clark III

        Merrill Lynch, Pierce, Fenner & Smith
                           Incorporated
        4 World Financial Center, 24th Floor
        New York, New York 10080
        Attention: Karl Newlin

Captions in the Prospectus and Prospectus Supplement referred to in Section 6(c)(xi) of the Basic Provisions:

        Description of Debt Securities
        Description of Debentures

Modification of Basic Provisions

A. Throughout the Basic Provisions, change all references to "Representative" to "Representatives."

B. In the first Section 1:

        1. In subsection (d), add at the end thereof "(a "Material Adverse Effect")".

        2. Add after subsection (m):

        "(n) Each "significant subsidiary" of the Company (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the 1933
             Act) (each, a "Subsidiary" and, collectively, the "Subsidiaries") has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification



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                                       -4-





               is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect. Except as otherwise stated in the Registration Statement and the Prospectus, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of preemptive or other similar rights of any securityholder of such Subsidiary.


                      (o) The documents incorporated by reference in the
               prospectus do not include non-GAAP financial measures within the meaning of Regulation G or Item 10 of Regulation S-K of the Commission."

C. Change to Section 2 the number of the second Section 1, increase by one the number of, and references to, each of the remaining Sections, and revise Section 2 to read in its entirety:

                "Upon the execution of the Underwriting Agreement, the several
               Underwriters propose to offer the Designated Securities for sale upon the terms and conditions set forth in the Prospectus".

D. In Section 4: add after subsection (e):

                "(f) The Company will use the net proceeds received by it from the sale of the Designated Securities in the manner specified in the Prospectus under "Use of Proceeds".

E. In Section 6:

        1. Revise subsection (c)(vii) to read:

               "The issue and sale of the Designated Securities and the compliance by the Company with all of the provisions of the Designated Securities, the Indenture and this Underwriting Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any statute, agreement or instrument known to him to which the Company or any Subsidiary is a party or by which it or any Subsidiary is bound or to which any of the property of the Company or of any Subsidiary is subject, (ii) any order, rule or regulation known to him of any court, governmental agency or body having jurisdiction over the Company or any of its properties, except in each of (i) or (ii) for such conflicts, defaults or breaches as would not have a Material Adverse Effect, or (iii) the Certificate of Incorporation or the Company's by-laws;"



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                                       -5-



        2. Add the following subsections to Section 6(c) after subsection (xii):

               "(xiii) Each Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect. Except as otherwise described in the Prospectus, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable and, to the best of our knowledge, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of preemptive or other similar rights of any securityholder of such Subsidiary;

               In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials."

 F. Add a new Section 18:

               "18. Notwithstanding any other provision of this Underwriting Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Underwriting Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure."